Exhibit 99.3
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of UCI Holdco, Inc.:
      We have audited the accompanying consolidated balance sheet of UCI Holdco, Inc. and subsidiary (the “Company”) (a Delaware corporation) as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UCI Holdco, Inc. and subsidiary as of December 31, 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
December 8, 2006

UCI Holdco, Inc. (“Holdco”)
Balance Sheet
December 31, 2005
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,182
Accounts receivable, net	233,007
Inventories, net	150,190
Deferred tax assets	22,529
Other current assets	21,634
Assets of discontinued operations	63,863

Total current assets	517,405
Property, plant and equipment, net	180,647
Goodwill	166,559
Other intangible assets, net	87,197
Deferred financing costs, net	6,177
Pension and other assets	12,904
Assets of discontinued operations	13,953

Total assets	$984,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$94,613
Short-term borrowings	261
Current maturities of long-term debt	12
Accrued expenses and other current liabilities	93,585
Liabilities of discontinued operations	17,778

Total current liabilities	206,249
Long-term debt, less current maturities	442,274
Pension and other postretirement liabilities	49,623
Deferred tax liabilities	3,554
Other long-term liabilities	1,936
Liabilities of discontinued operations	860
Contingencies — Note N	—

Total liabilities	704,496

Shareholders’ equity
Common stock	26
Additional paid in capital	263,610
Retained earnings	17,546
Accumulated other comprehensive income (loss)	(836)

Total shareholders’ equity	280,346

Total liabilities and shareholders’ equity	$984,842

The accompanying notes are an integral part of these statements.

UCI Holdco, Inc.
Income Statements
(In thousands)

	Year Ended December 31,

	2005	2004

Net sales	$873,426	$892,765
Cost of sales	708,360	703,035

Gross profit	165,066	189,730

Operating expenses
Selling and warehousing	60,813	60,335
General and administrative	41,761	38,395
Amortization of acquired intangible assets	5,888	6,834
Asset impairments and other costs (Note C)	21,530	—

Operating income	35,074	84,166

Other income (expense)
Interest expense, net	(36,003)	(35,699)
Management fee expense	(2,000)	(2,000)
Miscellaneous, net	(1,139)	867

(Loss) income before income taxes	(4,068)	47,334
Income tax expense	1,678	19,295

Net (loss) income from continuing operations	(5,746)	28,039

Discontinued operations (Note B)
Net income from discontinued operations, net of tax	1,218	2,790

Net (loss) income	$(4,528)	$30,829

The accompanying notes are an integral part of these statements.

UCI Holdco, Inc.
Statements of Cash Flows

	Year Ended
	December 31,

	2005	2004

	(In thousands)
Cash flows from operating activities of continuing operations
Net (loss) income	$(4,528)	$30,829
Less:
Net income from discontinued operations, net of tax	1,218	2,790

Net (loss) income from continuing operations	(5,746)	28,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of other intangible assets	37,140	40,397
Amortization of deferred financing costs and debt issuance costs	2,141	3,093
Deferred income taxes	(6,807)	2,046
Asset impairments and write-downs of assets of an abandoned operation	19,600	—
Other non-cash, net	(1,690)	1,092
Changes in operating assets and liabilities
Accounts receivable	(21,225)	(7,724)
Inventories	5,241	(15,225)
Other current assets	(10,594)	(1,123)
Accounts payable	18,685	11,315
Accrued expenses and other current liabilities	29,231	6,385
Other assets	(55)	(1,232)
Other long-term liabilities	(3,554)	4,300

Net cash provided by operating activities of continuing operations	62,367	71,363

Cash flows from investing activities of continuing operations
Acquisition and related fees	—	(8,000)
Capital expenditures	(30,636)	(42,456)
Proceeds from sale of property, plant and equipment	355	1,989

Net cash used in investing activities of continuing operations	(30,281)	(48,467)

Cash flows from financing activities of continuing operations
Issuances of debt	—	967
Debt repayments	(16,254)	(65,688)
Shareholders’ equity contribution	516	1,735

Net cash used in financing activities of continuing operations	(15,738)	(62,986)

Discontinued operations
Net cash provided by operating activities of discontinued operations	452	7,002
Net cash used in investing activities of discontinued operations	(1,536)	(2,337)
Effect of exchange rate changes on cash	(373)	586

Net increase (decrease) in cash and cash equivalents	14,891	(34,839)
Cash and cash equivalents at beginning of year	11,291	46,130

Cash and cash equivalents at end of year	$26,182	$11,291

The accompanying notes are an integral part of these statements.

UCI Holdco, Inc.
Statements of Changes in Shareholders’ Equity

				Accumulated
		Additional		Other	Total
	Common	Paid In	Retained	Comprehensive	Shareholders’	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Equity	Income (Loss)

	(In thousands)
Balance at January 1, 2004	$26	$261,359	$(8,755)	$1,460	$254,090
Additions to paid in capital		1,735			1,735
Comprehensive income
Net income			30,829		30,829	$30,829
Other comprehensive income (loss)
Interest rate swaps				504	504	504
Foreign currency adjustment				1,308	1,308	1,308
Minimum pension liability adjustment				(546)	(546)	(546)

Total comprehensive income						$32,095

Balance at December 31, 2004	$26	$263,094	$22,074	$2,726	$287,920

Balance at January 1, 2005	$26	$263,094	$22,074	$2,726	$287,920
Additions to paid in capital		516			516
Comprehensive income (loss)
Net (loss) income			(4,528)		(4,528)	$(4,528)
Other comprehensive income (loss)
Interest rate swaps				(64)	(64)	(64)
Foreign currency adjustment				(2,544)	(2,544)	(2,544)
Minimum pension liability adjustment				(954)	(954)	(954)

Total comprehensive income (loss)						$(8,090)

Balance at December 31, 2005	$26	$263,610	$17,546	$(836)	$280,346

The accompanying notes are an integral part of these statements.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS
NOTE A — GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General
      UCI Holdco, Inc. (“Holdco”) was incorporated on March 8, 2006 as a holding company for UCI Acquisition, Inc. (“UCI Acquisition”) and United Components, Inc. (“UCI”). Holdco owns all of the common stock of UCI through its wholly-owned subsidiary, UCI Acquisition. Holdco, UCI Acquisition and UCI are corporations formed at the direction of The Carlyle Group (“Carlyle”).
      The financial statements presented herein are for Holdco and its subsidiaries and, prior to Holdco’s formation, UCI Acquisition and its subsidiaries (collectively sometimes referred to as the “Company”).
      At December 31, 2005, affiliates of Carlyle owned 98.6% of UCI Acquisition’s common stock and the remainder was owned by certain members of UCI’s senior management and board of directors.
      On May 25, 2006, UCI completed its acquisition of all of the capital stock of ASC Industries, Inc. (“ASC”). ASC is a manufacturer and distributor of water pumps, with 2005 revenue of $98 million. See Note X.
      On June 30, 2006, UCI sold its driveline components operation and its specialty distribution operation. See Note B.
      On November 30, 2006, UCI sold its lighting systems operation. See Note X.
      All operations of Holdco are conducted by UCI and its subsidiaries. UCI operates in one business segment through its subsidiaries. UCI manufactures and distributes vehicle parts, primarily servicing the vehicle replacement parts market in North America and Europe.
      A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Principles of Consolidation and Combination
      The consolidated financial statements include the accounts of Holdco and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The term “Holdco” refers to UCI Holdco, Inc., as well as UCI Acquisition Holdings, Inc. prior to the formation of UCI Holdco, Inc.

Revenue Recognition
      The Company records sales when title has transferred to the customer, the sales price is fixed and determinable, and the collection of the related accounts receivable is reasonably assured. In the case of sales to the aftermarket, the Company recognizes revenue when the above conditions are met for its direct customers, which are the aftermarket distributors. Provisions for estimated sales returns, allowances and warranty costs are recorded when the sales are recorded. Sales returns, allowances and warranty costs are estimated based upon historical experience, current trends, and the Company’s expectations regarding future experience. Adjustments to such returns, allowances, and warranty costs are made as new information becomes available.

Cash Equivalents
      Certificates of deposit, commercial paper, and other highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Allowance for Doubtful Accounts
      The Company generally does not require collateral for its trade accounts receivable. Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. These

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
allowances are established based on a combination of write-off history, aging analysis and specific account evaluations. When a receivable balance is known to be uncollectible, it is written off against the allowance for doubtful accounts.

Inventories
      Inventories are stated at the lower of cost or market. Cost is principally determined using standard cost, which approximates the first-in, first-out method. Inventories are reduced by an allowance for excess and obsolete inventories, based on the Company’s review of on-hand inventories. The expense of inventory write-downs is included in cost of sales.

Depreciation and Amortization
      Depreciation of property, plant and equipment is provided on a straight-line basis, over the estimated service lives of the assets. Leasehold improvements are amortized over the shorter of their service life or the remaining term of the lease.
      Major renewals and improvements of property, plant and equipment are capitalized, and repairs and maintenance costs are expensed as incurred. Repairs and maintenance expenses for the years ended December 31, 2005 and 2004 were $5.7 million and $6.1 million, respectively.
      Trademarks have indefinite lives and are not amortized; instead they are subject to impairment evaluations. Other intangibles are amortized over their useful lives on an accelerated or straight-line basis commensurate with the expected benefits received from such intangible assets.

Goodwill and Trademarks with Indefinite Lives
      Goodwill and trademarks with indefinite lives are tested for impairment on an annual basis in the fourth quarter, unless conditions arise that would require a more frequent evaluation. In assessing their recoverability, projections regarding estimated discounted future cash flows and other factors are made to determine if an impairment has occurred. If the Company concludes that there has been an impairment, the Company will write down the carrying value of the asset to its fair value. In 2005, the Company recorded an $8.1 million trademark impairment loss (see Note H).
      The Company evaluates trademarks with indefinite lives annually to determine whether events and circumstances continue to support the indefinite useful lives. Other than the trademark that was written down for the aforementioned $8.1 million impairment loss, no trademarks were determined to have finite useful lives in any of the periods presented.

Impairment of Long-Lived Assets other than Goodwill and Trademarks with Indefinite Lives and Long-Lived Assets to be Disposed of
      The Company evaluates all of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of such long-lived assets is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows that are expected to be generated by the asset. If the carrying amount exceeds the expected undiscounted future cash flows, the asset is considered to be impaired. If an asset is considered to be impaired, it is written down to fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2005, the company recorded a $5.5 million impairment loss on certain property and equipment and a $3.8 million impairment loss on a software asset (see Note C).

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Income Taxes
      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carryforwards. The Company establishes valuation allowances against operating losses and tax credit carryforwards when the ability to fully utilize these benefits is determined to be uncertain. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

Foreign Currency Translation and Transactions
      Income statements of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the applicable period.
      Assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the applicable balance sheet date. Resulting cumulative translation adjustments are recorded as a component of shareholders’ equity in accumulated other comprehensive income (loss).
      Transaction foreign exchange gains and losses are included in the income statement and are not material.

Reporting of Comprehensive Income (Loss)
      Comprehensive income (loss) includes (i) net income (loss), (ii) the cumulative effect of translating balance sheets of foreign subsidiaries to U.S. dollars, (iii) the effect of adjusting interest rate swaps to market, and (iv) the recognition of minimum pension liabilities. The last three are not included in the income statement and are reflected as adjustments to shareholder’s equity.

Financial Statement Presentation
      The following provides a description of certain items that appear in the income statement:

Net sales includes gross sales less deductions for incentive rebate programs, sales returns, allowances and discounts. Shipping and handling fees that are billed to customers are classified as revenues.

Cost of sales includes all costs required to bring a product to a ready-for-sale condition. Such costs include direct and indirect materials (net of vendor consideration), direct and indirect labor costs (including pension, postretirement and other fringe benefits), supplies, utilities, depreciation, insurance, information technology costs, shipping and other costs. Cost of sales also includes the procurement, packaging, and shipping of products purchased for resale.

Selling and warehousing expenses includes costs of selling and marketing, warehousing, technical services and distribution. The major cost elements for this line item include salaries and wages (including pension, postretirement and other fringe benefits), freight, depreciation, advertising and information technology costs.

Advertising is expensed as incurred and for the years ended December 31, 2005 and 2004 was $4.9 million and $6.4 million, respectively.

General and administrative expenses includes the costs of executive, accounting and administrative personnel (including pension, postretirement and other fringe benefits), professional fees, insurance, provisions for doubtful accounts, rent and information technology costs.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock Options
      Holdco has a stock option plan that permits the granting of options to purchase shares of common stock of Holdco. The Company’s employees, directors and consultants are eligible to receive stock option grants.
      The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” which permits the Company to account for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.”
      Under APB Opinion No. 25, the intrinsic-value-based method of accounting for stock option plans is used. Under this method, compensation cost is the excess, if any, of the market price at the grant date over the amount an employee must pay to acquire the stock. The Company grants stock options with an exercise price of not less than the market value of the common stock on the date of the grant; therefore, no compensation expense has been recorded in any period presented in connection with the stock options.
      The Black-Scholes option pricing model was used to estimate fair values as of the date of the grants using the following assumptions:

	Year Ended
	December 31,

	2005	2004

Dividend yield	0.00%	0.00%
Risk-free interest rate	4.34%	3.99%
Volatility	41.00%	43.00%
Expected option term in years	8	8
      The per share weighted average fair value of options granted was $53.51 and $54.30 in 2005 and 2004, respectively.
      Had the compensation cost of the stock option plan been applied using the fair-value-based method at the grant date, rather than the intrinsic-value-method of accounting, the pro forma amounts would be as follows (in millions):

	Year Ended
	December 31,

	2005	2004

Net (loss) income from continuing operations, as reported	$(5.7)	$28.0
Pro forma stock-based compensation expense, net of tax	1.7	2.0

Pro forma net (loss) income from continuing operations	$(7.4)	$26.0

      Pro forma disclosures for stock option accounting may not be representative of the effects on reported net income in future years.

Environmental Liabilities
      The Company accrues for environmental investigation, remediation and penalty costs when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The liability is determined on an undiscounted cash flow basis and is not reduced for potential claims for recovery. Claims for recovery are recognized as agreements are reached with third parties. Environmental expenditures are capitalized if they mitigate or prevent future contamination or if they improve the environmental safety or efficiency of the existing assets. All other environmental costs are expensed as incurred. Environmental cost estimates may include expenses for remediation of identified sites, long term monitoring, payments for claims, administrative expenses and expenses for ongoing evaluations and litigation. The liability is adjusted

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available.

Insurance Reserves
      The Company’s insurance for workers’ compensation, automobile, product and general liability includes high deductibles for which the Company is responsible. Deductibles, for which the Company is responsible, are estimated and recorded as expenses in the period incurred.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. The estimates and assumptions include estimates of collectibility of accounts receivable and the realizability of inventory, goodwill and other intangible assets. They also include estimates of cost accruals, environmental liabilities, warranty and product returns, insurance reserves, income taxes, pensions and other postretirement benefits and other factors. Management has exercised reasonableness in deriving these estimates; however, actual results could differ from these estimates.
      In the fourth quarter of 2005, the Company recorded a change in its estimate of outstanding potential warranty returns (see Note J).

New Accounting Pronouncements
      In December 2004, SFAS No. 123R, “Share-Based Payment” was issued. SFAS No. 123R requires the measurement of share-based payments to employees using a fair-value-based method and the recording of such expense in the income statement. The accounting provisions of SFAS No. 123R, as related to the Company, are effective for reporting periods beginning after December 15, 2005 and are to be applied prospectively. Also, in March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 107 (“SAB 107”). SAB 107 provides clarification on the implementation of SFAS No. 123R and the relationship of SFAS No. 123R to certain SEC rules and regulations. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. See the “Stock Options” section of this Note A for the pro forma net income as if the Company had used a fair-value-based method, similar to the methods required under SFAS No. 123R, to measure compensation expense. Had SFAS No. 123R been applied in the periods disclosed, the impact would have been similar to those pro forma amounts. The future impact is dependent upon if and when additional options are granted or expire, as well as the vesting period of such options.
      In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 primarily clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs and wasted materials. Under existing guidelines, items such as idle facility expense, excessive spoilage and re-handling costs may be ’so abnormal’ as to require treatment as current period charges rather than recorded adjustments to the value of inventory. SFAS No. 151 requires that abnormal levels of such items be recognized as current period charges regardless of whether they meet the ’so abnormal’ criteria. The accounting provisions of SFAS No. 151 are to be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect SFAS No. 151 to have a material effect on its financial statements.
      In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” This statement, which is effective for fiscal years beginning after September 15, 2006, was issued to simplify the accounting for servicing rights and to reduce the volatility

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
that results from using different measurement attributes. The implementation of SFAS No. 156 is not expected to have a material effect on the Company’s financial statements.
      In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective beginning January 1, 2007. Any cumulative impact resulting from the adoption of FIN 48 would be recorded as an adjustment to beginning retained earnings. The Company is currently evaluating this interpretation to determine if it will have a material impact on the Company’s financial statements.
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for fiscal years beginning after November 15, 2007. The Company has not evaluated the impact of this Statement on its financial statements.
      In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires a company to fully recognize the overfunded or underfunded status of its defined benefit postretirement plans as an asset or liability in its financial statements and to recognize changes in the funded status through comprehensive income in the year in which the changes occur. This provision of SFAS No. 158 is effective for reporting periods beginning after July 1, 2007. The Company is currently assessing the impact of this provision of SFAS No. 158 on the Company’s financial statements. SFAS No. 158 also requires that the Company measure its plans assets and benefit obligations as of the Company’s year-end financial statement date. This provision of SFAS No. 158 is effective for fiscal years ending after December 15, 2008. This provision of SFAS No. 158 will not impact the Company’s financial statements because the Company currently does its measurements at year-end.
      In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses diversity in practice in quantifying financial statement misstatements for the purpose of assessing materiality. SAB 108 requires that a company quantify misstatements based on the impact on each of their financial statements and related disclosures. SAB 108 is effective as of the end of 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for misstatements that were not previously deemed material, but are material under the guidance in SAB 108. The Company is currently evaluating SAB 108 to determine if it will have an impact on its financial statements.

Segment Reporting
      In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company reports as one segment. The Company is in one business, which is the manufacturing and distribution of vehicle parts. The products and services, customer base, distribution channel, manufacturing process, procurement and economic characteristic are similar throughout all of the Company’s operations.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Derivative Financial Instruments
      The Company recognizes derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments will be reported in income or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative, and the effect on the financial statements, will depend on its hedge designation and whether the hedge is highly effective in offsetting changes in the fair value of cash flows of the asset or liability hedged.
NOTE B — DISCONTINUED OPERATIONS
      On June 30, 2006, the Company sold its driveline components operation and its specialty distribution operation. The driveline components operation manufactured and distributed products including universal joints, drive shafts, CV joints and boot kits and small vehicle CV half shafts. The specialty distribution operation sold hard-to-find products in categories such as engine and transmission parts, power train components, engine mounts, and shop supplies.
      These operations were sold to two separate buyers for a combined $37.6 million of cash, approximately $1.3 million of which is expected to be received by the end of the first quarter of 2007. In the second quarter of 2006, the Company recorded a combined after-tax loss of $18.3 million on these sales.
      The operating results and the assets and liabilities of these operations are presented as discontinued operations in the Company’s financial statements for all periods presented.
      Net sales and income before income taxes for these discontinued operations is presented below (in millions):

	Year Ended
	December 31,

	2005	2004

Net sales	$139.9	$133.9
Income before income taxes	2.0	4.6
      The pre-tax income presented in the above table includes deductions for allocated interest expense of $0.5 million and $0.3 million for the year ended December 31, 2005 and 2004, respectively. Interest expense is allocated to discontinued operations in accordance with EITF Issue No. 87-24, which requires allocation of interest expense to discontinued operations to the extent the Company is required to repay debt as a result of a disposition transaction.
NOTE C — ASSET IMPAIRMENTS AND OTHER COSTS
      The following table summarizes the Company’s asset impairments and other costs recorded in 2005 (in millions):

	Asset Write-
	Downs	Other	Total

Impairment of trademark	$8.1	$—	$8.1
Impairment of software asset	3.8	—	3.8
Loss on contractual commitment	—	1.3	1.3
Impairment of property and equipment	5.5	—	5.5
Abandonment of an operation	2.2	0.6	2.8

	$19.6	$1.9	$21.5

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Impairment of trademark and software asset
      See Note H for a description.

Loss on contractual commitment
      In connection with the installation of a new integrated software system (see Note H), the Company entered into an agreement to outsource certain computer processing functions. The agreement expires in June 2007. As explained in Note H, the Company decided not to install the new software system at as many operating locations as initially planned. As a result, the Company will not use all of the outsourced computer processing capacity for which it is obligated to pay. In the fourth quarter of 2005, the Company recorded a $1.3 million loss for that portion of this contractual commitment that will not be used and, therefore, will not provide future economic benefit. This $1.3 million will be paid in 2006 and 2007, or upon settlement.

Impairment of property and equipment
      The Company has concluded that the estimated future cash flows of its air filter operations in the United Kingdom do not support the carrying value of that operation’s property and equipment. Consequently, the Company has recorded a $5.5 million impairment loss to write down those assets to their fair value. Fair value was estimated based on valuations from an independent appraiser.

Abandonment of an operation
      Airtex Products Ltd. (“Airtex UK”) was an indirect wholly-owned subsidiary of the Company with operations in the United Kingdom. During 2005, the largest customer of Airtex UK became insolvent and ceased operations, resulting in the loss of more than 50% of the revenue of Airtex UK. As a result of this situation, the Company decided to cease additional funding of the operations of Airtex UK, and subsequently sold Airtex UK to a newly incorporated English company owned by the local management of Airtex UK. The selling price was £1.
      In 2005, the Company recorded a pre-tax non-cash charge of $2.2 million for the impairment of certain assets of Airtex UK and an additional pre-tax charge of $0.6 million for losses incurred as a result of the abandonment and sale of Airtex UK.
      Sales of Airtex UK included in the Company’s consolidated results for the years ended December 31, 2005 and 2004 were $3.7 million, and $7.5 million, respectively. Pre-tax income (losses) of Airtex UK included in the Company’s consolidated results for the same years were $(0.9) million and $(0.2) million, respectively.
NOTE D — ALLOWANCE FOR DOUBTFUL ACCOUNTS
      Changes in the Company’s allowance for doubtful accounts are as follows (in thousands):

	Year Ended
	December 31,

	2005	2004

Beginning of year	$2,723	$3,573
Provision for doubtful accounts	158	47
Accounts written off	(203)	(1,117)
Recoveries	8	220

	$2,686	$2,723

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE E — SALES OF RECEIVABLES
      UCI enters into agreements to sell undivided interests in certain of its receivables to a factoring company, which in turn has the right to sell an undivided interest to a financial institution or other third party. UCI enters these agreements at its discretion when it determines that the cost of factoring is less than the cost of servicing its receivables with existing debt. Pursuant to these agreements, UCI sold $22 million of receivables during 2005, of which $6 million would otherwise have been outstanding at December 31, 2005. UCI retained no rights or interest, and has no obligations, with respect to the sold receivables. UCI does not service the receivables after the sales.
      The sales of receivables were accounted for as a sale in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The sold receivables were removed from the balance sheet at the time of sales. The costs of the sales were a 0.25% agent’s fee and a discount deducted by the factoring company, which is calculated based on LIBOR plus 1.5%. These costs were $0.3 million and $0.1 million in 2005 and 2004, respectively, and are recorded in miscellaneous, net.
NOTE F — INVENTORIES
      The components of inventories at December 31, 2005 are as follows (in thousands):

Raw materials	$41,502
Work in process	24,517
Finished products	101,567
Valuation reserves	(17,396)

$150,190

NOTE G — PROPERTY, PLANT AND EQUIPMENT
      Property, plant and equipment at December 31, 2005 consists of the following (in thousands):

	Depreciable Life

Land and improvements	5-10 years	$17,492
	(for improvements)
Buildings and improvements	5-40 years	59,757
Equipment	3-15 years	171,962

		249,211
Less accumulated depreciation		(68,564)

		$180,647

      Included in equipment shown above are purchases totaling approximately $0.4 million at December 31, 2005 under capital lease obligations. Accumulated amortization was approximately $0.1 million at December 31, 2005.
      Depreciation expense for the years ended December 31, 2005 and 2004 was $31.3 million and $33.6 million, respectively.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE H — OTHER INTANGIBLE ASSETS
      The components of other intangible assets at December 31, 2005 are as follows (in thousands):

	Amortizable		Accumulated
	Life	Gross	Amortization	Net

Acquired intangible assets
Customer relationships	15 years	$49,400	$(12,519)	$36,881
Technologies	10 years	7,100	(3,379)	3,721
Trademarks	Indefinite	32,000	—	32,000
Integrated software system	7 years	15,421	(826)	14,595

		$103,921	$(16,724)	$87,197

      In 2005, as a result of its annual fourth quarter evaluation of trademarks with indefinite lives, the Company identified and recorded an $8.1 million impairment loss on one of its trademarks. This loss was due to a customer’s decision to market a significant portion of the Company-supplied products under its own private label brand, instead of the Company’s brand. The impairment loss is also due to lower than expected sales on the products that are still marketed under the Company’s brand.
      In the third quarter of 2005, the Company installed a new integrated software system at three of its North American operating facilities. The implementation process began in the second quarter of 2004. The Company’s intent was to install the new system at all of its other North American facilities, after the first three were operating efficiently. As a result, incremental costs were incurred to enable the software to accommodate the needs of the other facilities. These incremental costs were recorded as part of the integrated software system asset. Because of cost/ benefit and cash flow considerations, in December 2005 the Company decided to abandon its plans to install this system at the remaining North American operations. Consequently, in the fourth quarter of 2005, an impairment loss of $3.8 million was recorded to write-off the costs incurred to accommodate the needs of the other facilities.
      The estimated amortization expense related to acquired intangible assets and the integrated software system for each of the succeeding five years is (in thousands):

	Acquired	Integrated
	Intangible	Software
	Assets	System

2006	$5,318	$2,203
2007	4,814	2,203
2008	4,366	2,203
2009	3,968	2,203
2010	3,619	2,203

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE I — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
      Accrued expenses and other current liabilities at December 31, 2005 consists of the following (in thousands):

Salaries and wages	$2,903
Bonuses	3,919
Vacation pay	4,827
Pension and other postretirement liabilities	8,705
Product returns	26,215
Rebates, credits and discounts due customers	11,045
Insurance	9,693
Taxes payable	7,543
Interest	3,043
Other	15,692

$93,585

NOTE J — PRODUCT RETURNS LIABILITY
      The liability for product returns is included in accrued expenses and other current liabilities. This liability includes accruals for parts returned under warranty and for parts returned because of customer excess quantities. The Company provides warranties for its products’ performance. Warranty periods vary by part, but generally are either one year or indefinite. In addition to returns under warranty, the Company allows its customers to return quantities of parts that the customer determines to be in excess of its current needs. Customer rights to return excess quantities vary by customer and by product category. Generally, they are contractually limited to 3% to 5% of the customer’s purchases in the preceding year. In some cases, the Company does not have a contractual obligation to accept excess quantities. However, common practice for the Company and the industry is to accept periodic returns of excess quantities from on-going customers. If a customer elects to cease purchasing from the Company and change to another vendor, it is industry practice for the new vendor, and not the Company, to accept any inventory returns resulting from the vendor change.
      The changes in the Company’s product returns are listed in the table below. The 2005 reductions to sales include $14.0 million resulting from a change in estimate with respect to warranty returns. Based on new information, the Company has increased its estimate of the average periods of time from (a) the date that certain products are sold to (b) the various dates when warranty claims on those products are received. In prior periods, the Company assumed that most warranty claims surfaced soon after the ultimate consumer purchased and installed the product. Based on unexpectedly high loss experience in the fourth quarter of 2005 and research conducted in 2005, the Company now estimates that, in many cases, warranty claims surface over a much longer period of time. Because warranty claims on certain products may be received for a longer period of time than previously estimated, the Company has increased the estimate of potential claims outstanding.
      The 2005 changes listed below also include a $2.2 million reduction in product returns liabilities. This favorable effect is the result of the Company reducing the warranty period for one of it product lines. The warranty period was reduced from indefinite to one year after it is purchased by the ultimate consumer.
      The 2004 reductions to sales amount includes $2.1 million for a single, unusually large quality matter. There were no similar issues in 2005.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Amounts in the following table are in thousands of dollars.

	Year Ended
	December 31,

	2005	2004

Beginning of year	$14,794	$13,497
Cost of unsalvageable returned parts	(39,863)	(37,853)
Additional reductions to sales	51,284	39,150

End of year	$26,215	$14,794

NOTE K — DEBT
      Debt at December 31, 2005 is summarized as follows (in thousands):

Short-term borrowings	$261
Capitalized leases	12
Term loan	217,000
Senior subordinated notes	230,000
Debt issuance costs	(4,726)

442,547
Less:
Short-term borrowings	261
Current maturities	12

Long-term debt	$442,274

      Senior credit facilities — The senior credit facilities are comprised of a revolving credit facility and a term loan.
      The $75 million revolving credit facility is available until 2010. The interest rates per annum applicable to the revolving credit facility, as well as the term loans, are, at UCI’s option, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The applicable margin is subject to adjustment based on a consolidated leverage ratio, as defined. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime lending rate as set forth on the British Banking Association Telerate page 5 or another comparable page and (b) the Federal funds effective rate plus 0.50%. In addition to interest on outstanding borrowings, UCI is required to pay a commitment fee on any unused revolving credit facility commitments at a per annum rate of 0.50%, subject to adjustment based on a consolidated leverage ratio, as defined. At December 31, 2005, the interest rate was 6.81%. At December 31, 2005, there were no borrowings outstanding under the revolving credit facility. Also, at December 31, 2005, $8.0 million of the borrowing capacity had been used to support outstanding letters of credit. Accordingly, at December 31, 2005, $67.0 million was available for borrowing under the revolving credit facility.
      The $217 million term loan facility is due in 2010. Interest is payable quarterly or more frequently depending on the Eurodollar interest periods elected under the facility. The interest rate is variable and is determined as described above. At December 31, 2005, the interest rate was 6.81%. The loan is secured by all tangible and intangible assets of UCI. The Tranche C term loan amortizes in scheduled quarterly payments of $0.6 million per quarter, beginning December 31, 2007 through June 30, 2009, and $53.3 million per quarter from September 30, 2009 through June 30, 2010.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Borrowings under the Amended and Restated Credit Agreement are guaranteed on a full and unconditional and joint and several basis by UCI’s domestic subsidiaries.
      In 2005 and 2004, UCI voluntarily prepaid $15 million and $65 million, respectively, of the senior credit facility term loan.
      In 2005, UCI entered into an amendment to the senior credit facility which permits UCI to repurchase from time to time up to $75 million in aggregate principal amount of senior subordinated notes.
      In May 2006, UCI entered into an Amended and Restated Credit Agreement. See Note X.
      The senior credit facilities require UCI to maintain certain financial covenants and require mandatory prepayments under certain events as defined in the agreement. Also, the facilities include certain negative covenants restricting or limiting UCI’s ability to, among other things: declare dividends or redeem stock; prepay certain debt; make loans or investments; guarantee or incur additional debt; make capital expenditures; engage in acquisitions or other business combinations; sell assets, and alter UCI’s business. UCI is in compliance with all of these covenants at December 31, 2005.
      Senior subordinated notes — The Senior Subordinated Notes (the “Notes”) bear interest at 9 3/8%. Interest is payable semi-annually, in arrears on June 15 and December 15 of each year, beginning December 15, 2003. The Notes are unsecured and rank equally in right of payment with any of UCI’s future senior subordinated indebtedness. They are subordinated to indebtedness and other liabilities of UCI’s subsidiaries that are not guarantors of the Notes. They are guaranteed on a full and unconditional and joint and several basis by the Company’s domestic subsidiaries. The Notes mature on June 15, 2013.
      The Notes indenture contains covenants that limit UCI’s ability to: incur or guarantee additional debt, pay dividends or redeem stock, make certain investments, and sell assets. UCI is in compliance with all of these covenants at December 31, 2005.
      Short-term borrowings — Short-term borrowings include notes payable of a foreign subsidiary to foreign credit institutions at December 31, 2005. The foreign notes bear interest at EURIBOR, plus 0.50%, which totaled 3.34% at December 31, 2005. The notes payable are collateralized by certain accounts receivable related to the amounts financed.
      Future Payments — The following is a schedule of future payments of debt at December 31, 2005 (in thousands):

2006	$273
2007	566
2008	2,260
2009	107,652
2010	106,522
Thereafter	230,000

$447,273

      Interest Expense — Interest expense in 2005 was $36.0 million, including $0.2 million of accelerated write-off of deferred financing costs due to the voluntary prepayment of $15 million of the senior credit facility and $0.3 million of fees incurred in connection with the amendment to the senior credit facility. Interest expense in 2004 was $35.7 million, including $1.0 million of accelerated write-off of deferred financing costs due to the voluntary prepayment of $65 million of the senior credit facility term loan.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE L — INCOME TAXES
      The components of (loss) income before income taxes are as follows (in thousands):

	Year Ended
	December 31,

	2005	2004

(Loss) income before income taxes
United States	$2,141	$44,945
Non-United States	(6,209)	2,389

	$(4,068)	$47,334

      Components of income tax expense are as follows (in thousands):

	Year Ended
	December 31,

	2005	2004

Current
Federal	$6,562	$13,252
State	1,142	1,850
Foreign	780	2,147

	8,484	17,249

Deferred
Federal	(4,748)	3,007
State	(230)	90
Foreign	(1,828)	(1,051)

	(6,806)	2,046

	$1,678	$19,295

      A reconciliation of income taxes computed at the United States Federal statutory tax rate to income tax expense follows (in thousands):

	Year Ended
	December 31,

	2005	2004

Income tax expense (benefit) at U.S. Federal statutory income tax rate	$(1,424)	$16,567
R&D tax credit	(1,040)	—
Foreign income taxed both locally and in the U.S. and foreign tax credits not benefitted	1,017	913
Foreign income tax losses not benefited and rate differential	1,102	260
State income taxes, net of Federal income tax benefit	592	1,261
Abandonment of an operation	950	—
Other, net	481	294

Income tax expense	$1,678	$19,295

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Deferred taxes at December 31, 2005 are attributable to the following (in thousands):

Deferred tax assets
Pension and postretirement benefits	$12,214
Product returns and warranty accruals	10,451
Inventory valuation	7,665
Acquired intangible asset impairment	2,827
Foreign net operating loss carryforwards	1,363
Vacation accrual	1,854
Insurance accruals	1,993
Allowance for doubtful accounts	1,030
Foreign tax credit carryforwards	932
Minimum pension liability adjustment included in other comprehensive income (loss)	935
Contractual commitment accrual	510
Environmental accruals	230
Other	912

42,916
Less: valuation allowance for foreign tax credit carryforwards and foreign net operating loss carryforwards	(2,295)

Total deferred tax assets	40,621

Deferred tax liabilities
Depreciation and amortization	(13,526)
Goodwill amortization for tax, but not book	(6,483)
Cumulative foreign exchange adjustment included in other comprehensive income (loss)	(142)
Prepaid expenses	(1,292)
Other	(203)

Total deferred tax liabilities	(21,646)

Net deferred tax assets	$18,975

      The net deferred tax assets are included in the balance sheet as follows (in thousands):

Deferred tax assets	$22,529
Deferred tax liabilities	(3,554)

Net deferred tax assets	$18,975

      At December 31, 2005, the Company had $4.5 million of foreign net operating loss carryforwards with no expiration date and $932 of foreign tax credit carryforwards of which $0.4 million and $0.5 million expire in 2015 and 2014, respectively. In assessing the realization of the deferred tax assets related to these carryforwards, the Company has determined that it is more likely than not that the deferred tax assets will not be realized. Therefore, a valuation allowance has been recorded for these carryforwards.
      Realization of the remaining net deferred tax assets is dependent on the Company generating sufficient taxable income in future years to utilize the benefits of the reversals of temporary differences. The Company has performed an assessment regarding the realization of the remaining net deferred tax assets, which

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
includes projecting future taxable income, and has determined it is more likely than not that the remaining net deferred tax assets will be realized.
      The Company’s tax returns are subject to examinations by taxing authorities. The Company believes its tax returns, as filed, are in accordance with applicable tax statutes. Because of the judgmental nature of certain tax positions, the Company’s tax provisions take into consideration possible differences between the taxing authority determinations and the “as filed” positions of the Company.
      The Company does not provide for U.S. income taxes on undistributed earnings of its foreign subsidiaries that are intended to be permanently reinvested. At December 31, 2005, these earnings amounted to approximately $3 million. Determination of the net amount of unrecognized U.S. income taxes with respect to these earnings is not practicable.
NOTE M — EMPLOYEE BENEFIT PLANS

Pension Plans
      The Company maintains defined benefit retirement plans covering certain U.S. and non-U.S. employees. The defined benefit retirement plans are generally based on years of service and employee compensation.
      The measurement date used to determine pension obligations is December 31, 2005. The following table sets forth the plans’ status at December 31, 2005 (in thousands):

	U.S.	Foreign

Change in benefit obligations
Benefit obligations at beginning of year	$184,474	$53,002
Service cost	6,844	2,028
Interest cost	10,488	2,713
Actuarial loss	11,771	4,086
Foreign currency change	—	(5,873)
Plan curtailments	—	28
Participant contributions	—	945
Benefits paid	(6,577)	(4,279)

Benefit obligations at end of year	$207,000	$52,650

Change in plan assets
Fair value of plan assets at beginning of year	$152,885	$36,282
Actual return on plan assets	8,975	6,223
Employer contributions	5,115	2,490
Foreign currency change	—	(4,105)
Participant contributions	—	945
Benefits paid	(6,577)	(4,279)

Plan assets at end of year	$160,398	$37,556

Funded status	$(46,602)	$(15,094)
Unrecognized net actuarial loss	24,004	480
Unrecognized prior service cost	1,393	—

Net liability on balance sheet	$(21,205)	$(14,614)

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The net liability is classified in the balance sheet at December 31, 2005 as follows (in thousands):

	U.S.	Foreign

Plans in net asset position included in pension and other assets	$10,778	$—
Intangible pension assets included in pension and other assets	1,393	—
Amounts included in accumulated other comprehensive income (pre-tax amount)	2,435	—
Accrued pension cost included in accrued expenses and other current liabilities	(8,303)	—
Accrued pension cost included in pension and other postretirement liabilities	(27,508)	(14,614)

	$(21,205)	$(14,614)

      The components of net periodic pension expense are as follows (in thousands):

	Year Ended December 31,

	2005		2004

	U.S.	Foreign	U.S.	Foreign

Service cost	$5,870	$2,028	$4,996	$2,272
Interest cost	8,966	2,713	8,125	2,455
Expected return on plan assets	(10,374)	(2,393)	(9,879)	(2,179)
Amortization of prior service cost	89	—	30	—
Amortization of unrecognized (gain) loss	30	(2)	(18)	—
Curtailment loss recognized	—	28	—	70

	$4,581	$2,374	$3,254	$2,618

      The Company determines its actuarial assumptions on an annual basis. In determining the present values of the Company’s benefit obligations and net periodic pension expense for all plans as of and for the years ended December 31, 2005 and 2004, the Company used the following assumptions:

	2005	2004

Weighted average discount rate to determine benefit obligations	5.4%	5.7%
Weighted average discount rate to determine net cost	5.7%	6.1%
Rate of future compensation increases	3.9% - 5.0%	4.0% - 5.0%
Rate of return on plan assets	7.1% - 8.0%	7.1% - 8.0%
      The assumed rate of return on plan assets was determined based on expected asset allocation and long-term returns for each category of investment.
      The weighted-average pension plan asset allocations for all plans are as follows at December 31, 2005:

Equity securities	59%
Debt securities	41%

Total	100%

      The Company’s investment strategy is to maintain the mix of equity and debt securities in the approximate percentages shown above.
      During 2006, the Company expects to contribute approximately $12.1 million to its plans. Pension benefit payments expected to be paid are as follows: 2006, $8.2 million; 2007, $8.7 million; 2008,

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
$9.1 million; 2009, $9.9 million; 2010, $10.5 million, and 2011 through 2015, $62.9 million. Expected benefit payments are based on the same assumptions used to measure the Company’s benefit obligations at December 31, 2005 and include estimated future employee service.

Profit Sharing and Defined Contribution Pension Plans
      Certain subsidiaries of the Company sponsor defined contribution plans under section 401(k) of the Internal Revenue Code. Eligible participants may elect to defer from 5% to 50% of eligible compensation. Such subsidiaries are required to match employees’ contributions based on formulas, which vary by plan. The Company had expenses for profit sharing and defined contribution pension plans of approximately $2.7 million and $2.7 million for the years ended December 31, 2005 and 2004, respectively.

Other Postretirement Benefits
      Certain subsidiaries of the Company provide health care and life insurance benefits to eligible retired employees. The plans are partially funded by participant contributions and contain cost-sharing features such as deductibles and coinsurance.
      The measurement date used to determine postretirement obligations is December 31, 2005. The following table presents information for the postretirement plans at December 31, 2005 (in thousands):

Change in benefit obligations
Benefit obligations at beginning of year	$7,838
Service cost	283
Interest cost	410
Actuarial (gain) loss	(273)
Benefits paid	(403)

Benefit obligations at end of year	7,855
Unrecognized net actuarial (gain) loss	(48)

Accrued obligations	$7,903

      The accrued obligation is included in the balance sheet at December 31, 2005 as follows (in thousands):

Accrued obligation included in accrued expenses and other current liabilities	$(402)
Accrued obligation included in pension and other postretirement liabilities	(7,501)

$(7,903)

      The following are the components of net periodic postretirement benefit cost (in thousands):

	Year Ended
	December 31,

	2005	2004

Service cost	$283	$263
Interest cost	410	433
Amortization of net actuarial gain	(6)	—

	$687	$696

      The Company determines its actuarial assumptions on an annual basis. In determining the present values of the Company’s benefit obligations and net periodic benefit cost, the Company used a discount rate of 5.50% and 5.75% for the years ended December 31, 2005 and 2004, respectively. The annual health care cost trend

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
rate is assumed to trend downward from 9% in 2005 to 5% in 2009. Increasing the assumed healthcare cost trend rates by one percentage point would result in additional annual costs of approximately $45,000. Decreasing the assumed health care cost trend rates by one percentage point would result in a decrease of approximately $39,000 in annual costs. The effect on postretirement benefit obligations at December 31, 2005 of a one-percentage point increase is $0.3 million. The effect of a one-percentage point decrease is $0.3 million.
      The Company continues to fund medical and life insurance benefit costs principally on a pay-as-you-go basis. The pay-as-you-go expenditures for postretirement benefits have not been material. During 2006, the Company expects to contribute approximately $0.4 million to its postretirement benefit plans. The benefits expected to be paid in each year from 2007 through 2010 are $0.4 million, $0.4 million, $0.5 million, and $0.5 million, respectively. The aggregate benefits expected to be paid in the five years 2011 through 2015 are $2.8 million.
NOTE N — COMMITMENTS AND CONTINGENCIES

Leases
      The following is a schedule of the future minimum payments and sublease rentals under operating leases that have non-cancelable lease terms (in thousands):

	Minimum	Sublease
	Payments	Rentals

2006	$3,072	$(599)
2007	2,535	(599)
2008	2,180	(599)
2009	2,002	(599)
2010	1,549	(599)
2011 and thereafter	6,928	(2,397)

	$18,266	$(5,392)

      These leases also provide for payment of taxes and other expenses. Rent expense was $4.7 million and $4.3 million for the years ended December 31, 2005 and 2004, respectively.

Insurance Reserves
      The Company purchases insurance policies for workers’ compensation, automobile, product and general liability. These policies include high deductibles for which the Company is responsible. Deductibles, for which the Company is responsible, are estimated and recorded as expenses in the period incurred. Estimates of experts are updated and adjustments are recorded each quarter. These estimates are subject to substantial uncertainty because of several difficult to predict factors, including actual claims experience, regulatory changes, litigation trends and changes in inflation. Estimated losses for which the Company is responsible are included in accrued expenses and other current liabilities in the balance sheet.

Environmental
      The Company is subject to a variety of Federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the cleanup of contaminated sites. The Company has been identified as a potentially responsible party for contamination at two sites. One of these sites is a former facility in Edison, New Jersey, where a state agency has ordered the Company to continue with the monitoring and investigation of chlorinated solvent contamination. The Company has informed the agency

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
that this contamination was caused by another party at a neighboring facility and has initiated a lawsuit against that party for damages and to compel it to take responsibility for any further investigation or remediation. The second site is a previously owned site in Solano County, California, where the Company, at the request of the regional water board, is investigating and analyzing the nature and extent of the contamination and is conducting some remediation. Based on currently available information, management believes that the cost of the ultimate outcome of these environmental matters will not exceed the $2.6 million accrued at December 31, 2005 by a material amount, if at all. However, because all investigation and analysis has not yet been completed and because of the inherent uncertainty in such environmental matters, it is reasonably possible that the ultimate outcome of these matters could have a material adverse effect on results for a single quarter. Expenditures for these environmental matters total $0.7 million and $0.7 million in 2005 and 2004, respectively.

Litigation
      The Company is subject to various other contingencies, including routine legal proceedings and claims arising out of the normal course of business. These proceedings primarily involve commercial claims, product liability claims, personal injury claims and workers’ compensation claims. The outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty. Nevertheless, the Company believes that the outcome of any currently existing proceedings, even if determined adversely, would not have a material adverse effect on financial condition or results of operations.

Product Recall
      The Company is in the early stages of recalling one of the products it distributes. The estimated cost of this recall ranges from $1 million to $2 million. Because the Company is in the early stages of resolving this matter, the estimates are subject to change, which could be significant.
      The product being recalled was purchased as a completed product from a third-party manufacturer. The Company believes that this third-party manufacturer is contractually responsible for all costs associated with the recall. The third-party manufacturer has informally accepted responsibility.
      In 2005, the Company recorded a $1.0 million accrued liability for this matter and has recorded a corresponding $1.0 million receivable, which is included in other current assets.

International Asset Transfers
      The Company is evaluating the adequacy of its documentation of certain international asset transfers. It is uncertain if such documentation will be deemed complete. Therefore, the Company could be subject to fines estimated to range from $250,000 and $1 million. In 2005, the Company recorded a $250,000 accrued liability for these fines.
NOTE O — RELATED PARTY TRANSACTIONS
      The Company has employment agreements with certain of its executive officers providing for annual compensation amounting to approximately $0.8 million per annum plus bonuses (as defined in the agreements) and severance pay under certain circumstances (as defined in the agreements).
      In 2003, the Company entered into a management agreement with TC Group, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight to be provided to the Company and its subsidiaries. Pursuant to this agreement, the Company pays an annual management fee of $2.0 million and out-of-pocket expenses, and the Company may pay Carlyle additional fees associated with financial advisory and other future transactions. The management agreement provides for indemnification of Carlyle against liabilities and expenses arising out of Carlyle’s performance of services under the agreement. The agreement

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
terminates either when Carlyle or its affiliates own less than 10% of the Company’s equity interest or when the Company and Carlyle mutually agree to terminate the agreement.
NOTE P — GEOGRAPHIC INFORMATION
      The Company had the following net sales by country (in thousands):

	Year Ended
	December 31,

	2005	2004

United States	$695,463	$721,160
Canada	30,041	28,022
United Kingdom	37,132	38,591
Mexico	29,917	25,225
Germany	13,319	13,223
France	10,220	8,231
Belgium	6,934	6,919
Sweden	5,744	6,086
Spain	3,954	3,681
Other	40,702	41,627

	$873,426	$892,765

      Net long-lived assets by country at December 31, 2005 are as follows (in thousands):

United States	$253,349
United Kingdom	30,263
Mexico	13,129
Spain	3,269
Canada	868
Goodwill	166,559

$467,437

NOTE Q — STOCK OPTIONS
      Holdco adopted a stock option plan in 2003, which was amended in May 2006 (the “Plan”). The Plan permits the granting of options to purchase shares of common stock of Holdco. The Company’s employees, directors and consultants are eligible to receive a stock option grant. Options granted pursuant to the Plan must be authorized by the Compensation Committee of the Board of Directors of Holdco (the “Compensation Committee”). The aggregate number of shares which may be issued under the Plan shall not exceed 338,778 shares of common stock (amended to 450,000 shares in May 2006). The terms of the options may vary with each grant and are determined by the Compensation Committee within the guidelines of the Plan. No option life can be greater than ten years. The exercise price of the options cannot be less than 100% of fair market value of the related shares at the date of grant. Options currently outstanding vest over an 8 year period, and vesting of a portion of the options could accelerate if UCI achieves certain financial targets, or in the event of certain changes in ownership. In 2005 and 2004, the exercise price of all options granted was at the estimated $100 market value of Holdco’s common stock on the date of the grant. The average remaining life of options outstanding at December 31, 2005 is 8 years.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Information related to the number of shares under options follows:

	Year Ended
	December 31,

	2005	2004

Number of shares under option:
Outstanding, beginning of year	304,578	278,678
Granted	39,500	73,900
Exercised	—	—
Canceled	(40,038)	(48,000)

Outstanding, end of year	304,040	304,578

Exercisable, end of year	92,657	74,381

NOTE R — FAIR VALUE OF FINANCIAL INSTRUMENTS
      Cash and cash equivalents — The carrying amount of cash equivalents approximates fair value because the original maturity is less than 90 days.
      Trade accounts receivable — The carrying amount of trade receivables approximates fair value because of their short outstanding terms.
      Trade accounts payable — The carrying amount of trade payables approximates fair value because of their short outstanding terms.
      Short-term borrowings — The carrying value of these borrowings equals fair market value because their interest rates reflect current market rates.
      Long-term debt — The fair market value of the $230 million senior subordinated notes, at December 31, 2005, is $228.0 million. The carrying value of borrowings under the senior credit facility equals fair market value because their variable interest rates reflect market rates.
      Interest rate swaps — Interest rate swaps are marked to market at the end of each reporting period.
NOTE S — INTEREST RATE SWAPS
      In connection with UCI’s senior credit facilities, UCI had interest rate swap agreements which expired in August 2005. These agreements effectively converted $118 million of variable rate debt to fixed rate debt for the two years ended August 2005. On August 10, 2005, UCI entered into new interest rate swap agreements. These agreements effectively convert $80 million of variable rate debt to fixed rate debt for the two years ending August 2007 and $40 million for the 12-month period ending August 2008. The variable component of the interest rate on borrowings under the senior credit facilities is based on LIBOR. Under the swap agreements, UCI will pay 4.4%, and will receive the then current LIBOR, on $80 million through August 2007 and $40 million for the 12-month period ending August 2008.
      The Company does not use derivatives for trading or speculative purposes nor is it a party to leveraged derivatives. Further, the Company has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors.
      The Company recorded an asset of $529,000 at December 31, 2005 to recognize the fair value of interest derivatives. The Company has also recorded a tax liability of $203,000 at December 31, 2005 associated therewith. The net offset is recorded in accumulated other comprehensive income (loss).

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE T — OTHER COMPREHENSIVE INCOME (LOSS)
      The components of other comprehensive income (loss) for the year ended December 31, 2005 are as follows (in thousands):

	Before		Net of
	Tax	Tax	Tax
	Amount	Benefit	Amount

Interest rate swaps	$(112)	$48	$(64)
Foreign currency adjustment	(4,485)	1,941	(2,544)
Minimum pension liability adjustment	(1,540)	586	(954)

	$(6,137)	$2,575	$(3,562)

      Accumulated other comprehensive income (loss) is as follows (in thousands):

			Minimum	Accumulated
		Foreign	Pension	Other
	Interest Rate	Currency	Liability	Comprehensive
	Swaps	Adjustment	Adjustment	Income (Loss)

Balance at January 1, 2005	$390	$2,882	$(546)	$2,726
2005 change	(64)	(2,544)	(954)	(3,562)

Balance at December 31, 2005	$326	$338	$(1,500)	$(836)

NOTE U — OTHER INFORMATION
      Cash payments for interest and income taxes (net of refunds) and non-cash transactions follow (in thousands):

	Year Ended
	December 31,

	2005	2004

Cash flow information:
Interest	$35,278	$32,908
Income taxes (net of refunds)	12,783	17,397
      On June 20, 2003, UCI purchased from UIS, Inc. and UIS Industries, Inc., the vehicle parts businesses. The $8 million accrued liability related to this purchase was paid in January 2004.
      In 2004, the Company recorded $874,000 pre-tax expense for losses associated with the closure of certain distribution facilities in the third and fourth quarters. The pre-tax expense includes $57,000 of employee severance costs and $817,000 for lease commitments, net of estimated sublease income. Such lease commitments are for distribution facilities that will not be used by the Company for the remaining term.
      At December 31, 2005, 5,000,000 shares of voting common stock were authorized, and 2,636,320 shares of voting common stock were issued and outstanding. The par value of each share of common stock is $0.01 per share.
NOTE V — CONCENTRATION OF RISK
      The Company places its cash investments with a relatively small number of high quality financial institutions. Substantially all of the cash and cash equivalents, including foreign cash balances at December 31, 2005, were uninsured. Foreign cash balances at December 31, 2005 were $4.8 million.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company sells vehicle parts to a wide base of customers for use by original equipment manufacturers and aftermarket consumers. The Company has outstanding receivables owed by these customers and to date has experienced no significant collection problems. Sales to a single customer, AutoZone, approximated 20% and 22% of total net sales for the years ended December 31, 2005 and 2004, respectively. No other customer accounted for more than 10% of total net sales for the years ended December 31, 2005 and 2004. Although the Company is directly affected by developments in the vehicle parts industry, management does not believe significant credit risk exists.
NOTE W — QUARTERLY FINANCIAL INFORMATION (unaudited)
      The following is a summary of the unaudited quarterly results of operations for the year ended December 31, 2005. The Company believes that all adjustments considered necessary for a fair presentation in accordance with generally accepted accounting principles have been included (in thousands).

	Three Months Ended

	March 31	June 30	September 30	December 31

Net sales	$211,701	$232,018	$223,888	$205,819
Gross margin	41,478	47,877	46,635	29,076
Net (loss) income from continuing operations	2,648	3,954	5,951	(18,299)
NOTE X — SUBSEQUENT EVENTS (unaudited)

Closure of Canadian Facility
      In March 2006, the Company decided to close a Canadian facility, which manufactures and distributes mechanical fuel pumps. Production and distribution will be transferred to the Company’s fuel pump operations in Illinois. This Canadian facility had sales of $6.2 million and $8.2 million in 2005 and 2004, respectively.
      In 2006, the Company recorded a loss of $0.9 million related to this closing. This loss includes approximately $0.4 million of severance payments, $0.4 million of equipment write-offs, and $0.1 million of other related costs.

Acquisition of ASC Industries, Inc.
      On May 25, 2006 (the “ASC Acquisition Date”), UCI completed the acquisition of all of the outstanding capital stock of ASC. This transaction is referred to as the “ASC Acquisition”.
      ASC is a manufacturer and distributor of water pumps, with 2005 revenues of $98 million.
      The preliminary ASC Acquisition purchase price, including $3.6 million of fees and expenses directly related to the ASC Acquisition, was $123.5 million. In addition, UCI assumed $12.0 million of ASC debt and certain other ASC obligations related to the acquisition.
      In addition to the above, UCI agreed to pay to the former stockholders of ASC up to an aggregate amount of $4 million of additional purchase price, based upon the integration of certain operations within ASC and UCI. In the third quarter of 2006, UCI paid $2 million of the $4 million and has added that amount to the purchase price of ASC. The remaining $2 million will be added to the final purchase price, if and when the remainder of the integration is completed.

UCI Holdco, Inc.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Financing for the ASC Acquisition was comprised of the following:

(in millions)

Proceeds from additional UCI debt	$113.0
UCI’s cash on hand	4.2
Rollover equity	8.3

$125.5

      Certain ASC stockholders exchanged $8.3 million of ASC stock for the stock of UCI’s parent company, and UCI’s parent company contributed the ASC stock to UCI. This stock is referred to as “rollover equity” in the above table.
      In connection with the ASC Acquisition and the related financing, the Company paid $2.5 million to the Carlyle Group.

Amended and Restated Credit Agreement
      In connection with the ASC Acquisition, on May 25, 2006, UCI entered into an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement replaced UCI’s previously existing credit facility, and provided for additional borrowing capacity of up to $113 million.
      UCI replaced the $217 million term loan that was outstanding under its previously existing senior credit facility with a term loan borrowing under the new credit facility. In addition, $113 million was borrowed to finance a portion of the ASC Acquisition purchase price.
      On October 27, 2006, UCI voluntarily repaid $30.4 million of the term loan. Also, on July 6, 2006, UCI repaid $34.6 million of the term loan, of which $8.0 million was required to be paid. Of the remaining $265 million balance, $47.5 million is due in September 2010, and $72.5 million is due in each of December 2011, March 2012 and June 2012. The terms and conditions of the new Amended and Restated Credit Agreement are similar to those of UCI’s previous senior credit facility.

Sale of Lighting Systems Operation
      On November 30, 2006, UCI sold its Flexible Lamps subsidiary (“Flexible”). Flexible manufactures and distributes lighting systems for commercial vehicles. Its customers are primarily in the European market. Net sales in the nine months ended September 30, 2006 were $45.6 million and were $60.7 million in the year ended December 31, 2005.
      Flexible was sold for $36.5 million in cash, net of fees and expenses. The gain on the sale was approximately $2.8 million, net of $6.8 million of tax expense. Only $2.1 million of the tax will be paid in cash. The remaining $4.7 million is a non-cash charge from the reversal of book/tax temporary differences.
      The final sales price is subject to certain post-closing adjustments, including an increase or decrease, dependent on finalization of net working capital. In addition, the sales price could increase by up to $2.3 million, depending on the amount of proceeds from the possible post-closing sale of a Flexible building. Also, if Flexible makes structural changes to its pension plan within 15 months, and if such changes result in a reduction in the actuarially determined deficit, the final sales price could increase by up to an additional $2.2 million. Any adjustment in the sales price will result in a commensurate adjustment to the pre-tax gain on the sale of Flexible.